Exhibit 99.B(j)(4)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Partners, Inc.

We consent to the use of our report dated February 25, 2009, incorporated herein by reference, on ING Fidelity VIP Contrafund Portfolio, ING Fidelity VIP Equity-Income Portfolio, ING Fidelity VIP Growth Portfolio, and ING Fidelity VIP Mid Cap Portfolio, each a series of ING Partners, Inc., and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG

Boston, Massachusetts

April 27, 2009